As filed with the Securities and Exchange Commission on June 28, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOPFED BANCORP, INC.

(Exact Name of Company as Specified in Its Charter)

Delaware	61-1322555
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4155 Lafayette Road
Hopkinsville, Kentucky	42240
(Address of Principal Executive Offices)	(Zip Code)

HopFed Bancorp, Inc.

2013 Long-Term Incentive Plan

(Full title of the Plan)

John E. Peck, President and Chief Executive Officer

HopFed Bancorp, Inc.

4155 Lafayette Road

Hopkinsville, Kentucky 42240

(Name and Address of Agent For Service)

(270) 885-1171

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward B. Crosland, Jr., Esq.

Jones Walker LLP

499 S. Capitol Street, SW, Suite 600

Washington, D.C. 20003

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	300,000	$10.88	$3,264,000	$445.21

(1)	This Registration Statement registers 300,000 shares of common stock of HopFed Bancorp, Inc. (the “Company”) issuable pursuant to the Company’s 2013 Long-Term Incentive Plan (the “Incentive Plan”). This Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable under the Incentive Plan as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”). The Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, restricted shares of common stock and performance awards.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Company’s common stock as reported on the NASDAQ Global Market on June 26, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Incentive Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed by HopFed Bancorp, Inc. (the “Company”) with the Commission are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (Commission File No. 000-23667);

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013;

(c)	The Company’s Current Reports on Form 8-K filed January 17, 2013, February 12, 2013, February 14, 2013, April 15, 2013, April 29, 2013, May 21, 2013 (as amended May 28, 2013) and June 5, 2013;

(d)	All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(e)	The description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A filed with the Commission on January 26, 1998, including any amendment or any report or other filing with the Commission filed subsequent thereto and updating that description.

In addition, all documents subsequently filed by the Company with the Commission, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall, except to the extent otherwise provided in Regulation S-K of any other rule promulgated by the Commission, be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents with the Commission. Any statements contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Delaware General Corporation Law

Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding of any type (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, may not, of itself, create a presumption that these standards have not been met.

A Delaware corporation may also indemnify any person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to be indemnified.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding described above, indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him is mandatory. Any determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct noted above must be made by (1) a majority of the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (2) a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (4) by the stockholders.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of the DGCL are not exclusive. In addition, the Company has the power to purchase and maintain insurance against any liability of individuals whom the Company is required to indemnify.

Article XV of the Certificate of Incorporation of the Company

In addition to the statutory provisions of the DGCL, Article XV of the Company’s certificate of incorporation also provides for indemnification. With certain exceptions, the indemnification provided for by Article XV is identical to the statutory provision. Article XV states explicitly, however, that the indemnification provided by the Article shall be deemed to be a contract between the Company and the persons entitled to indemnification thereunder and further provides that the indemnification and advance payment of expenses provided thereunder survives even after the individual ceases to hold a position with the Company and inures to the benefit of his or her heirs, executors and administrators.

The foregoing discussion of the Company’s certificate of incorporation and the DGCL is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation and the DGCL, respectively.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

5	Opinion of Jones Walker LLP

23.1	Consent of Rayburn, Bates & Fitzgerald, P.C.

23.2	Consent of Jones Walker LLP (included in Exhibit 5)

24.1	Powers of Attorney (included in the signature pages to this Registration Statement)

99.1	HopFed Bancorp, Inc. 2013 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K/A, filed with the Commission on May 28, 2013)

Item 9.	Undertakings

1.	The undersigned Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act , each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Hopkinsville, State of Kentucky, on this 28th day of June, 2013.

HOPFED BANCORP, INC.

By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John E. Peck or Billy C. Duvall, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John E. Peck	President, Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2013
John E. Peck

/s/ Billy C. Duvall	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	June 28, 2013
Billy C. Duvall

/s/ Gilbert E. Lee	Chairman of the Board	June 28, 2013
Gilbert E. Lee

Signatures	Title	Date

/s/ Michael L. Woolfolk	Director	June 28, 2013
Michael L. Woolfolk

/s/ Steve Hunt	Director	June 28, 2013
Steve Hunt

/s/ Harry J. Dempsey	Director	June 28, 2013
Harry J. Dempsey

/s/ Ted Kinsey	Director	June 28, 2013
Ted Kinsey

/s/ Clay Smith	Director	June 28, 2013
Clay Smith

/s/ Robert Bolton	Director	June 28, 2013
Robert Bolton